Exhibit 99.1

Contact:
Brent Johnson
Investor Relations
801-303-3577
brent.johnson@clearone.com

CLEARONE ACQUIRES PROFESSIONAL
WIRELESS MICROPHONE SOLUTIONS SUPPLIER

Acquisition of Sabine, Inc. secures continued access to product central to ClearOne’s growth strategy

SALT LAKE CITY, UTAH (March 5, 2014) - ClearOne, Inc. (NASDAQ: CLRO) today announced the acquisition of Sabine, Inc., solidifying the company’s industry-leading portfolio of professional microphones. With the addition of Sabine, ClearOne will have reliable and exclusive access to the wireless microphones that are a critical component of ClearOne’s complete microphone portfolio. Under the terms of the transaction, ClearOne will pay approximately $7.5 million in cash and $1.5 million in ClearOne shares. In addition, ClearOne will assume and pay off Sabine debt of $1.25 million and make earn-out payments over the next three years, based on achievement of certain performance criteria.

Sabine has partnered successfully with ClearOne since late 2012, supplying the wireless microphone systems sold under the ClearOne brand. These microphones complement ClearOne’s CONVERGE® Pro and INTERACT® Pro products, driving sales of the company’s broader product line. The wireless microphone systems lead the industry in features, performance and pricing.

“The wireless microphone product has performed well and has driven sales across our Pro portfolio since its introduction more than a year ago,” said Zee Hakimoglu, Chairman and CEO of ClearOne. “This strategic acquisition is critical to solidifying our leadership position in this high-growth market and positions us for accelerated development of installed audio and visual collaboration solutions.”

“We look forward to combining resources with ClearOne to offer a complete portfolio of professional products to a global customer base,” said Doran Oster, founder and CEO of Sabine, Inc. “We are pleased to join a company with a track record that reflects our shared vision for product innovation and quality.”

ClearOne’s WS800 wireless microphone systems include four new models of wireless microphones/transmitters and a base-station receiver with either 4 or 8 channels, which connects to professional audio mixers. The wireless system combines ease-of-use with the most reliable security and power.

ClearOne expects to maintain Sabine operations at its current headquarters in Alachua, Florida.

About ClearOne
ClearOne is a global company that designs, develops and sells conferencing, collaboration, streaming and digital signage solutions for voice and visual communications.  The performance and simplicity of its advanced comprehensive solutions offer unprecedented levels of functionality, reliability and scalability.  More information about the company can be found at www.clearone.com.

About Sabine
Sabine, Inc. is located in Alachua, Florida, and manufactures, designs, and sells Sacom professional wireless microphone systems for live and installed audio. It also makes FBX Feedback Exterminator for reliable automatic feedback control. More information about the company can be found at www.sabine.com.

© Copyright 2013, ClearOne, Inc.  All rights reserved. ClearOne®, the ClearOne logo, and the names and marks associated with ClearOne’s products are trademarks and/or service marks of ClearOne, Inc. and are registered and/or common-law marks in the United States and various other countries.  All other trademarks are property of their respective owners.

###
www.clearone.com/pressroom